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                                                                     Exhibit 3.9

                                     BYLAWS
                                       OF
                            SOPHIE PHILIPPART, INC.,
                            a California corporation

                                    ARTICLE I

                            MEETINGS OF SHAREHOLDERS

            1.01 Annual Meetings. Annual meetings of the shareholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time and date as the Board of Directors shall determine by resolution.

            1.02 Place of Meetings. Annual and special meetings of shareholders shall be held at such places, within or without the State of California, as may be designated by the Board of Directors, or in the absence of such designation, by the President of the Corporation.

            1.03 Conduct of Meetings. Meetings of shareholders shall be presided over by the Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. Subject to the requirements of applicable law, all annual and special meetings of shareholders shall be conducted in accordance with such rules and procedures as the Board may establish and, as to matters not governed by such rules and procedures, as the chairman of such meeting shall determine.

            1.04 Voting.

            (a) Every person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares. Every proxy shall be in writing, shall be dated, shall be executed by the person entitled to vote the shares, and shall be filed with the Secretary of the Corporation prior to the meeting at which the proxy will be used.

            (b) The vote at any meeting of the shareholders on any question need not be by ballot, unless so directed by the chairman of the meeting or otherwise required by applicable law.

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                                   ARTICLE II

                               BOARD OF DIRECTORS

            2.01 Number. The number of directors shall be not less than three
(3) nor more than Five (5) with the exact number of directors to be fixed, within the limits specified, by approval of the Board of Directors or shareholders; provided, however, that so long as the corporation has only one shareholder, the number of directors may be one (1) or two (2), and so long as the Corporation has only two shareholders, the number of directors may be two
(2). Until shares are issued, the number of directors may be one (1) or two (2).

            2.02 Notice of Special Meetings. Notice of the time and place of any special meeting of the Board of Directors shall be given to each director (i) by mail addressed to the director at the director's residence or usual place of business, at least four (4) days before the day on which the meeting is to be held or (ii) personally or by telephone, telegraph, cable, telecopy, or overnight courier not less than forty-eight (48) hours before the time at which the meeting is to be held. Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mail, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for delivery or transmission or actually transmitted by the person giving the notice by electronic means to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone, to the recipient or to a person at the office or residence of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

            2.03 Conduct of Meetings. Subject to the requirements of applicable law, all regular and special meetings of the Board of Directors shall be conducted in accordance with such rules and procedures as the Board of Directors may approve and, as to matters not governed by such rules and procedures, as the chairman of a meeting shall determine. The chairman of any regular or special meeting of the Board of Directors shall be designated by the directors and, in the absence of any such designation, shall be the President of the Corporation, provided the President is a director of the Corporation.

            2.04 Compensation. The directors shall receive such compensation for their services as directors as may be fixed by resolution of the Board of Directors from time to time. The Board of Directors may also provide that the Corporation shall reimburse a director for any expense incurred by the director on account of the director's attendance at any meetings of the Board


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of Directors or committees of the Board of Directors. Neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

                                   ARTICLE III

                                    OFFICERS

            3.01 Corporate Officers. The officers of the Corporation shall be a Chairman of the Board of Directors and/or President, a Secretary, and a Chief Financial Officer and such other officer with such titles and duties as may be determined by the Board of Directors. In the absence of any contrary determination by the Board of Directors, the President shall, subject to the power and authority of the Board of Directors, be the general manager and Chief Executive Officer of the Corporation.

            3.02 Term of Office. The officers of the Corporation shall be chosen by the Board of Directors, and each shall hold office at the pleasure of the Board or until such officer shall resign or be removed, subject, in each case, to the rights, if any, of the Corporation and any such officer under any contract of employment.

                                   ARTICLE IV

                            SHARES AND THEIR TRANSFER

            The Board may make such rules and regulations as it may deem necessary or appropriate, not inconsistent with applicable law, concerning the issuance, transfer, and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all, certificates for stock to bear the signature or signatures of any of them.


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                                    ARTICLE V

                                 INDEMNIFICATION

            5.01 Authorization For Indemnification and Advancement of Expenses.

            (a) The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that any officer or director of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, or other agent of another corporation, partnership, joint venture, trust, or other enterprise. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.

            (b) The Corporation may indemnify and advance expenses to other employees and agents of the Corporation and other persons who were or are serving at the request of the Corporation as a director, officer, employee, or other agent of another corporation, partnership, joint venture, trust, or other enterprise in the manner and to the extent provided for in Section 5.01(a) as in the case of officers and directors of the Corporation. The Board of Directors may in its discretion refuse to provide for such indemnification or advance of expenses except to the extent indemnification is mandated under applicable law.

            5.02 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

            5.03 Nonexclusivity. The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking


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indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors, applicable law, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

            5.04 Payment of Claims. If a claim under this Article V is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify or advance expenses to the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or advancement of expenses to the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            5.05 Contractual Rights. All rights to indemnification and advancement of expenses under this Article V shall be deemed to be provided by a contract between the Corporation and the person entitled to indemnification or advancement of expenses at any time while these Bylaws and other relevant provisions of applicable law are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing in respect of any act or omission occurring prior to such repeal or modification.

                                   ARTICLE VI

                            WAIVER or ANNUAL REPORTS

            So long as the Corporation has less than 100 holders of record of its shares (determined as provided in Section 605 of


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the California General Corporation Law), no annual report to shareholders shall be required, and the requirement to the contrary of Section 1501 of the California General Corporation Law is hereby expressly waived.

                                   ARTICLE VII

                                   AMENDMENTS

            New bylaws may be adopted or these bylaws may be amended or repealed by the shareholders or, except for Section 2.01, by the Board of Directors.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.01 Seal. The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation, words and figures showing that the Corporation was incorporated in the State of California and the year of incorporation.

            8.02 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

            8.03 Representation of Other Corporations. The President, any Vice President, Chief Financial Officer, or Secretary of this Corporation is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by said officers.


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